EXHIBIT 99.1

HBIO Reports Third Quarter 2011 Results

HOLLISTON, Mass., Nov. 3, 2011 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the three and nine months ended September 30, 2011.

Third Quarter Reported Results

Revenues were flat at $26.4 million for the three months ended September 30, 2011 and 2010, respectively. Currency exchange rates had a positive 1.8% effect on revenues in the third quarter of 2011 compared with the third quarter of 2010. The Company's acquisition of Coulbourn Instruments in August 2010 and CMA Microdialysis in July 2011 had a positive 4.2% effect on revenues in the third quarter of 2011 compared to the third quarter of 2010. Excluding the effects of currency exchange rates and acquisitions, the Company's third quarter revenues were down 6.3% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $28,000, or $0.00 per diluted share, for the three months ended September 30, 2011 compared to $12.7 million, or $0.44 per diluted share, for the same period in 2010. GAAP income for the three months ended September 30, 2010 included an $11.2 million, or $0.39 per diluted share, benefit from income taxes, mainly due to the reversal of valuation allowances on certain deferred income tax assets.

Non-GAAP adjusted net income was $1.5 million for the third quarter of 2011 compared to $2.4 million for the third quarter of 2010. Non-GAAP adjusted diluted earnings per share were $0.05 for the third quarter of 2011 compared to $0.08 for the same period in 2010. The unfavorable year-to-year non-GAAP adjusted earnings comparison was primarily due to increased spending in the Company's developmental Regenerative Medicine Device initiative and a less favorable sales mix in the Company's Life Science Research Tools business ("LSRT") during the third quarter of 2011.

Core Life Science Research Tools Results

Non-GAAP adjusted earnings per share for our core Life Science Research Tools business ("LSRT") for the third quarter of 2011 was $0.07 per diluted share compared with $0.09 per diluted share for the third quarter of 2010.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share for our developmental Regenerative Medicine Device business ("RMD") for the third quarter of 2011 was a loss of $0.02 per diluted share, compared with a loss of $0.01 per diluted share for the third quarter of 2010.

Year to Date Reported Results

Revenues for the nine months ended September 30, 2011 were $79.8 million, an increase of $1.2 million, or 1.5%, compared to revenues of $78.7 million for the nine months ended September 30, 2010. Currency exchange rates had a positive 2.1% effect on revenues for the first nine months of 2011 compared with the same period in 2010. The Company's acquisition of Coulbourn Instruments in August 2010 and CMA Microdialysis in July 2011 had a positive 2.8% effect on revenues. Excluding the effects of currency exchange rates and acquisitions, the Company's revenues were down 3.4% over the same period in the previous year.

Net income, as measured under GAAP, was $3.1 million, or $0.10 per diluted share, for the nine months ended September 30, 2011 compared to $16.8 million, or $0.57 per diluted share, for the same period in 2010. GAAP income for the nine months ended September 30, 2010 included an $11.3 million, or $0.38 per diluted share, benefit from the reversal of valuation allowances on certain deferred income tax assets and a $0.4 million, or $0.01 per diluted share, gain from adjustment of the contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted net income was $6.1 million, or $0.20 per diluted share, for the nine months ended September 30, 2011 compared to $7.3 million, or $0.25 per diluted share, for the first nine months of 2010. The unfavorable year-to-year non-GAAP adjusted earnings comparison was primarily due to increased spending in the Company's RMD business and a less favorable sales mix in the Company's LSRT business during the first nine months of 2011.

Core Life Science Research Tools Results

Non-GAAP adjusted earnings per share for our core LSRT business for the nine months ended September 30, 2011 was $0.25 per diluted share compared with $0.26 per diluted share for the nine months ended September 30, 2010.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share for our RMD business for the nine months ended September 30, 2011 was a loss of $0.05 per diluted share, compared with a loss of $0.01 per diluted share for the nine months ended September 30, 2010.

Borrowings

As of September 30, 2011 we had net debt (debt, net of cash and cash equivalents) of $0.1 million. At December 31, 2010, we had net cash (cash and cash equivalents, net of debt) totaling $1.7 million. As of September 30, 2011 and December 31, 2010, we had $16.3 million and $18.0 million, respectively, of borrowings under our credit facility. The borrowings mainly related to our acquisitions and stock repurchase program. During the nine months ended September 30, 2011, we repaid $1.7 million of borrowings under our credit facility. In addition, during the nine months ended September 30, 2011, we paid $5.2 million related to our acquisitions.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "Clearly our financial results for the third quarter 2011 were very disappointing, driven mostly by the current economic environment's effects on research spending in some of our key markets. We expect the economic weakness to continue into the fourth quarter. However, even with the current situation we believe that 2012 will be a much stronger year. Let me first review the situation in 2011 so far."

Mr. Graziano continued "In 2011 so far we have had three major issues: uncertainty over the NIH budget in the USA; a $3 million decline in GE Nanovue sales due to GE overstocking the product at the end of 2010; and fewer sales people at Denville than we had planned. Let me address each of these in turn:

  The academic and government research funding in the US and the economic weakness in Europe has adversely affected revenues particularly in our Harvard Apparatus business. Since we do not have a major presence in the BRIC nations we have not had the strength of these markets to offset the weakness in the USA. However, this weakness was largely offset by the effect of the acquisitions of Coulbourn and CMA and the introduction of the Cytopulse product in our electroporation product line. For the full year we expect our Harvard Apparatus revenue to be up approximately 4% compared with 2010 but down approximately $3.5 million from our original plan.
  For the GE Nanovue spectrophotometer, last year GE took extra deliveries from us in order to meet a minimum contractual commitment. This left them with excess inventory at the end of 2010 and hence they have purchased very little of this product from us in 2011. For the full year this will be an almost $4.0 million decline from 2010. This alone is equivalent to -4% points on organic growth.
  Due to unexpectedly high turnover in the Denville field sales force, Denville has been down approximately 5 sales people versus our plan. This has led to a shortfall of approximately $3.0 million versus our original annual plan. Denville is now back on plan and has 32 field sales reps, up 23% from 26 in Q1.

As we look into 2012 we are optimistic about the outlook for organic growth, despite a weak economic environment, for the following reasons:

1.      GE buying Nanovues at the normal rate would add approximately $2.5 million to organic growth. GE has already started buying Nanovues from us again.

2.      The impact of the full staffing of the field sales force at Denville, which is already in place.

3.      The full year impact of the new Cytopulse product line in our electroporation business."

Mr. Graziano added, "In addition to these drivers of organic growth we will have the full year impact of the CMA acquisition which we expect will likely add approximately $2.0 million incrementally to revenue in 2012.

In addition to these growth drivers in the core business, we are making significant progress in our Regenerative Medicine Device business. We have completed the construction of our cleanroom in our Holliston MA facility which will be used for the production of both bioreactors and stem cell therapy injectors. We have also begun production of research grade InBreath bioreactors in Holliston. We anticipate launching our first clinical product in the first half of 2012."

Mr. Graziano further added, "As a result of the economic weakness in the third quarter, which we see continuing into the current quarter, we are revising our core Life Science Research Tools business revenue and earnings guidance for 2011. For the fourth quarter, we expect our revenues to be in the $27.5-28.5 million range and non-GAAP adjusted diluted earnings per share for the core Life Science Research Tools business to be in the 9-10 cents range. For the year, we expect revenues to be in the $107.5 - $108.5 million range and non-GAAP adjusted diluted earnings per share for the core Life Science Research Tools business to be in the 34-35 cents range.

We will continue our investment in the Regenerative Medicine Device initiative and expect to spend in line with our operating budget. We expect our investment to be approximately 2 cents for the fourth quarter of 2011 and approximately 6-7 cents for the full year. The 1 cent increase from our previous guidance represents the cost associated with our review of strategic alternatives for maximizing value of the Regenerative Medicine Device business for our stockholders.

Therefore, we expect our overall non-GAAP adjusted earnings per share, combining the earnings of the core Life Science Research Tools business and the investment in the Regenerative Medicine Device business, to be in the 7-8 cents range for the fourth quarter and the 27-28 cents range for the year.

Our guidance does not include the impact of any future acquisitions."

Our fourth quarter 2011 revenue and earnings guidance was calculated using exchange rates (USD 1.58/GBP and USD 1.38/Euro) approximating September 30, 2011 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation." See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three and nine months ended September 30, 2011 and 2010, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ending				Year Ending
	December 31, 2011				December 31, 2011
	Low Estimate		High Estimate		Low Estimate		High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.07	(a)	$ 0.08	(b)	$ 0.27	(c)	$ 0.28	(d)

Less the impact of:

Amortization of intangible assets	(0.02)	(e)	(0.02)	(e)	(0.09)	(e)	(0.09)	(e)

Stock-based compensation (FASB ASC Topic 718)	(0.03)	(e)	(0.03)	(e)	(0.10)	(f)	(0.10)	(f)

Tax (B)	0.01	(e)	0.01	(e)	0.05	(e)	0.05	(e)

GAAP diluted earnings per common share from continuing operations (A)	$ 0.03		$ 0.04		$ 0.13		$ 0.14

A - Assumes no additional acquisitions.
(a) -- Includes income of $0.09 from Life Science Research Tools business and loss of $0.02 from Regenerative Medicine Device business.
(b) -- Includes income of $0.10 from Life Science Research Tools business and loss of $0.02 from Regenerative Medicine Device business.
(c) -- Includes income of $0.34 from Life Science Research Tools business and loss of $0.07 from Regenerative Medicine Device business.
(d) -- Includes income of $0.35 from Life Science Research Tools business and loss of $0.07 from Regenerative Medicine Device business.
(e) -- Represents amounts related to Life Science Research Tools business
(f) -- Includes expense of $0.09 from Life Science Research Tools business and $0.01 from Regenerative Medicine Device business.
B - Includes the tax impact of above mentioned items.

Operating Results for Continuing Operations

Three months ended September 30, 2011 compared to three months ended September 30, 2010:

Revenues were flat at $26.4 million for the three months ended September 30, 2011 and 2010, respectively. The acquisitions of our Coulbourn Instruments subsidiary in August 2010 and our CMA Microdialysis subsidiary in July 2011, contributed approximately $1.1 million, or 4.2% to the increase in the third quarter 2011 revenues. The effect of a weakened U.S. dollar increased the Company's third quarter revenues by $0.5 million, or 1.8%, compared with the same period in 2010. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were down $1.7 million, or 6.3%.

In our Biochrom business, sales to GE Healthcare ("GEHC") decreased by $1.0 million, which affected the Company's global year-to-year organic revenue comparison by negative 4%. In our Hoefer business, sales to GEHC were down by $0.2 million which accounted for an additional 1% organic decline. The remaining organic decline can be attributed to the softer than expected U.S. academic and government markets impacting our Harvard Apparatus U.S. subsidiary.

Cost of product revenues increased $0.6 million, or 4.4%, to $14.5 million for the three months ended September 30, 2011 compared with $13.9 million for the three months ended September 30, 2010. The increase in cost of product revenues included $0.5 million, or 3.4%, attributable to our Coulbourn Instruments and CMA Microdialysis subsidiary acquisitions, and $0.3 million, or 1.9%, from the currency effect of a weakened U.S. dollar which was partially offset by lower cost of sales at our Biochrom and Denville businesses. Gross profit as a percentage of revenues decreased to 45.0% for the three months ended September 30, 2011 compared with 47.5% for the same period in 2010. The year-to-year quarterly decrease was due to a less favorable sales mix.

Sales and marketing expenses increased $0.3 million, or 6.3%, to $4.4 million for the three months ended September 30, 2011 compared with $4.1 million for the three months ended September 30, 2010. In LSRT, sales and marketing expenses increased $0.2 million, or 4.5% primarily due to our acquisitions of Coulbourn Instruments and CMA Microdialysis subsidiaries, and $0.1 million, or 1.7%, increase due to the impact of a weaker U.S. dollar compared to the same period in 2010. In RMD, sales and marketing expenses remained flat at $0.1 million and represented business development expenses.

General and administrative expenses increased $0.2 million, or 3.5% to $4.6 million for the three months ended September 30, 2011 compared with $4.4 million for the three months ended September 30, 2010. In LSRT, general and administrative expenses remained flat at $4.3 million. The acquisition of Coulbourn Instruments and CMA Microdialysis increased the spending by $0.2 million, or 4.5%, but was offset by a decline in the spending in other businesses when compared to the same period in 2010. In RMD, general and administrative expenses increased $0.1 million due to increased activity related to our regenerative medicine device initiative.

Research and development expenses increased $0.3 million, or 25.3% to $1.5 million for the three months ended September 30, 2011 compared with $1.2 million for the three months ended September 30, 2010. In LSRT, the research and development expenses decreased $0.2 million, or 15.9%, due to lower expenses of $0.1 million each at our Biochrom U.K. and Harvard Apparatus U.S. subsidiaries. In RMD, research and development expenses increased $0.5 million, primarily due to increased activity in our stem cell therapy injector development.

Amortization of intangible assets expenses increased $0.1 million, or 19.1%, to $0.7 million for the three months ended September 30, 2011 compared with $0.6 million for the same period in 2010. The year-to-year quarterly increase in the amortization expenses was primarily due to the acquisitions of the Coulbourn Instruments and CMA Microdialysis subsidiaries.

Other expense, net, was $0.3 million expense for the three months ended September 30, 2011 compared with $0.4 million expense for the three months ended September 30, 2010. Net interest expense was $0.2 million for the three month periods ended September 30, 2011 and 2010, and represented the total interest charges on the outstanding balance of our credit facility. Other income and expense, net, also included $0.1 million for the three months ended September 30, 2011 compared to $0.2 million for the three months ended September 30, 2010, related to other expenses.

Nine months ended September 30, 2011 compared to nine months ended September 30, 2010:

Revenues increased $1.2 million, or 1.5%, to $79.8 million for the nine months ended September 30, 2011 compared to $78.7 million for the same period in 2010. Our Coulbourn Instruments and CMA Microdialysis acquisitions contributed approximately $2.2 million, or 2.8%, to the revenue increase in the nine months ended September 30, 2011. The effect of a weakened U.S. dollar increased the Company's revenues by $1.7 million, or 2.1%, compared with the same period in 2010. Adjusting for the effects of foreign currency and acquisitions, revenues were down $2.7 million, or 3.4%.

In our Biochrom business, sales to GEHC decreased by $3.5 million, which affected the Company's global year-to-year organic revenue comparison by negative 4%. In our Hoefer business, sales to GEHC were down by $0.6 million, which accounted for an additional 1% organic decline.

Cost of product revenues increased $1.5 million, or 3.7%, to $42.8 million for the nine months ended September 30, 2011 compared with $41.3 million for the nine months ended September 30, 2010. The increase in cost of product revenues included $1.2 million, or 2.8%, attributable to our Coulbourn Instruments and CMA Microdialysis acquisitions. A weakened U.S. dollar caused a $0.9 million, or 2.1%, unfavorable currency effect on cost of product revenues for the nine months ended September 30, 2011. Gross profit as a percentage of revenues decreased to 46.4% for the nine months ended September 30, 2011 compared with 47.5% for the same period in 2010. The decrease in gross profit as a percentage of revenues was primarily due to a less favorable sales mix.

Sales and marketing expenses increased $0.7 million, or 5.9%, to $12.8 million for the nine months ended September 30, 2011 compared with $12.1 million for the nine months ended September 30, 2010. In LSRT, sales and marketing expenses increased $0.5 million, or 4.2%, primarily due to $0.3 million, or 2.7%, of expenses related to our Coulbourn Instruments and CMA Microdialysis acquisitions, and $0.2 million, or 1.6%, due to the impact of a weaker U.S. dollar compared to the same period in 2010. In RMD, sales and marketing expenses increased $0.2 million primarily due to an increase in business development expenses.

General and administrative expenses increased $0.6 million, or 5.2%, to $13.1 million for the nine months ended September 30, 2011 compared with $12.5 million for the nine months ended September 30, 2010. In LSRT, general and administrative expenses increased $0.4 million, or 3.5% primarily due to a $0.5 million, or 3.9%, increase due to our Coulbourn Instruments and CMA Microdialysis acquisitions, and a $0.2 million, or 1.3%, due to the impact of a weaker U.S. dollar compared to the same period in 2010, partially offset by a reduction of $0.2 million, or 1.7% in other general and administrative areas combined. In RMD, general and administrative expenses increased $0.2 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $0.4 million, or 11.2%, to $3.9 million for the nine months ended September 30, 2011 compared with $3.5 million for the same period in 2010. In LSRT, the research and development expenses decreased $0.5 million, or 16.4%, due to lower expenses of $0.6 million at our Biochrom and Harvard Apparatus businesses partly offset by a $0.1 million, or 4.0%, increase due to our Coulbourn Instruments and CMA Microdialysis acquisitions. In RMD, research and development expenses increased $0.9 million primarily due to increased activity in our stem cell therapy injector development.

Amortization of intangible asset expenses increased $0.3 million, or 18.4%, to $2.0 million for the nine months ended September 30, 2011 compared with $1.7 million for the same period in 2010. The year-to-year increase in the amortization expenses was primarily due to the acquisition of Coulbourn Instruments in August 2010 and CMA Microdialysis in July 2011.

Other income and expense, net, was $1.1 million and $0.4 million expense for the nine month periods ended September 30, 2011 and 2010, respectively. Net interest expense was $0.6 million for the nine months ended September 30, 2011 compared to net interest expense of $0.4 million for the nine months ended September 30, 2010. The increase in net interest expense was primarily due to higher average debt balances in the nine months ended September 30, 2011 compared to the prior year period. Other income and expense, net, for the nine months ended September 30, 2010 also included a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition and foreign exchange losses of $0.1 million. Other income and expense, net, for the nine month periods ended September 30, 2011 and 2010, also included $0.5 million and $0.3 million, respectively, related to other expenses.

 Balance Sheet

The Company ended the third quarter of 2011 with cash and cash equivalents of $16.2 million compared to $19.7 million at December 31, 2010. As of September 30, 2011 and December 31, 2010, the Company had borrowings of $16.3 million and $18.0 million, respectively, outstanding under its credit facility. At September 30, 2011, the Company had net debt (debt, less cash and cash equivalents) of $0.1 million. At December 31, 2010, the Company had net cash (cash and cash equivalents, less debt) of $1.7 million.

Trade receivables were $13.6 million and inventories were $20.1 million as of September 30, 2011 compared to trade receivables of $13.8 million and inventories of $16.3 million as of September 30, 2010. Outstanding days of sales, or DSO, were 48 days each for the three and nine months ended September 30, 2011, and 48 days and 49 days for the three and nine months ended September 30, 2010, respectively.

Inventories increased by $3.8 million, or 23.5%, year-to-year. The increase included $0.9 million, or 5.2% attributable to our CMA Microdialysis subsidiary acquisition in July 2011, partially offset by a $0.1 million, or 0.5%, effect of a stronger U.S. dollar. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, the inventory balance year-to-year increased by $3.0 million, or 18.8%. The increase mainly occurred at our Harvard Apparatus U.S., Biochrom U.K. and Denville Scientific businesses. This increase reflected a combination of several factors, including new product introductions and volume purchases to ensure sufficient supply and favorable pricing. Inventory turns were 3.0 times for the three months ended September 30, 2011 compared with 3.6 times for the same period of 2010.

The Company spent $5.0 million to repurchase approximately 1,382,000 shares of its common stock during the nine months ended September 30, 2010. The share repurchases made in 2010 completed the Company's $10 million stock repurchase program.

Conference Call Details

As previously announced, management will host a conference call to discuss third quarter 2011 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, November 3, 2011. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "20583519". A replay of this conference call will be available from 2:00 p.m. on November 3, 2011 through November 12, 2011 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "20583519". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), stock-based compensation expense and gain from adjustment of acquisition contingencies. They also exclude the tax impact of the reconciling items, utilization of deferred tax assets that have full valuation allowances and the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non- GAAP adjusted earnings per diluted share for the three and nine month periods ended September 30, 2011 and 2010 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Coulbourn Instruments and CMA Microdialysis acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1

HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	September 30,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$ 16,237	$ 19,704
Trade receivables	13,623	15,440
Inventories	20,101	15,832
Property, plant and equipment	3,082	3,146
Goodwill and other intangibles	59,076	56,600
Other assets	14,849	14,075
Total assets	$ 126,968	$ 124,797

Liabilities and Stockholders' Equity
Total current liabilities	10,215	11,296
Total liabilities	30,991	34,549
Stockholders' equity	95,977	90,248
Total liabilities and stockholders' equity	$ 126,968	$ 124,797

Exhibit 2

HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$ 26,381	$ 26,453	$ 79,837	$ 78,658
Cost of product revenues	14,503	13,886	42,804	41,259
Gross profit	11,878	12,567	37,033	37,399

Sales and marketing expenses	4,361	4,101	12,809	12,100
General and administrative expenses	4,560	4,407	13,122	12,475
Research and development expenses	1,554	1,240	3,948	3,549
Restructuring charges	477	283	449	283
Amortization of intangible assets	706	593	2,016	1,702
Total operating expenses	11,658	10,624	32,344	30,109

Operating income	220	1,943	4,689	7,290

Other income (expense):
Gain from adjustment of acquisition contingencies	--	--	--	429
Foreign exchange	(11)	(2)	(44)	(109)
Interest expense	(216)	(196)	(602)	(479)
Interest income	17	11	48	60
Other, net	(128)	(193)	(534)	(310)
Other income (expense), net	(338)	(380)	(1,132)	(409)

(Loss)/Income before income taxes	(118)	1,563	3,557	6,881
Income tax (benefit) expense	(146)	(11,167)	483	(9,951)
Net income	$ 28	$ 12,730	$ 3,074	$ 16,832

Income per share:
Basic earnings per common share	$ 0.00	$ 0.45	$ 0.11	$ 0.58

Diluted earnings per common share	$ 0.00	$ 0.44	$ 0.10	$ 0.57

Weighted average common shares:
Basic	28,489	28,443	28,435	29,197
Diluted	29,896	28,786	29,861	29,586

Exhibit 3

HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(in thousands, unaudited)

	Nine Months Ended
	September 30,
	2011	2010

Cash flows from operations:
Net income	$ 3,074	$ 16,832
Changes in assets and liabilities	(4,362)	(2,204)
Other adjustments to operating cash flows	5,293	(6,584)
Net cash provided by operating activities	4,005	8,044

Investing activities:
Net cash used in investing activities	(6,450)	(7,084)

Financing activities:
Repayments of debt, net	(1,703)	4,688
Purchases of treasury stock	--	(5,000)
Other financing activities	449	194
Net cash used in financing activities	(1,254)	(118)

Effect of exchange rate changes on cash	232	(213)

(Decrease) Increase in cash and cash equivalents	$ (3,467)	$ 629

Exhibit 4

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

US GAAP operating income	$ 220	$ 1,943	$ 4,689	$ 7,290

Adjustments:

Amortization of intangible assets	706	593	2,016	1,702

Inventory amortization on acquisition	57	27	57	27

Restructuring charges	477	283	449	283

Stock-based compensation expense	853	759	2,063	1,992

Non-GAAP adjusted operating income	$ 2,313	$ 3,605	$ 9,274	$ 11,294

Exhibit 5

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010

US GAAP net income from continuing operations	$ 28		$ 12,730		$ 3,074		$ 16,832

Adjustments:

Amortization of intangible assets	706		593		2,016		1,702

Inventory amortization on acquisition	57		27		57		27

Direct acquisition costs	106		171		468		261

Gain from adjustment of acquisition contingencies	--		--		--		(429)

Restructuring charges	477		283		449		283

Stock-based compensation expense	853		759		2,063		1,992

Income taxes	(742)	(A)	(12,208)	(B)	(2,010)	(C)	(13,360)	(B)

Non-GAAP adjusted net income from continuing operations	$ 1,485		$ 2,355		$ 6,117		$ 7,308

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B)  Income taxes includes the tax effect of adjusting for the reconciling items, utilization of certain deferred tax assets that had a full valuation allowance and in the third quarter of 2010 it includes the effect of reversing valuation allowances on certain deferred tax assets as a reconciling item.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.

Exhibit 6

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010

US GAAP diluted earnings per common share from continuing operations	$ --		$ 0.44		$ 0.10		$ 0.57

Adjustments:

Amortization of intangible assets	0.02		0.02		0.07		0.06

Direct acquisition costs	--		0.01		0.02		0.01

Gain from adjustment of acquisition contingencies	--		--		--		(0.01)

Restructuring charges	0.02		0.01		0.02		0.01

Stock-based compensation expense	0.03		0.03		0.07		0.07

Income taxes	(0.02)	(A)	(0.43)	(B)	(0.08)	(C)	(0.46)	(B)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.05		$ 0.08		$ 0.20		$ 0.25

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items, utilization of certain deferred tax assets that had a full valuation allowance and in the third quarter of 2010 it includes the effect of reversing valuation allowances on certain deferred tax assets as a reconciling item.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.

Exhibit 7

HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended			Nine Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Sept. 30,
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010	2011	2011	2011	2011

Organic growth	0.0%	-14.8%	0.0%	-8.5%	-5.8%	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%	-1.6%	-6.3%	-3.4%

Acquisitions	0.0%	0.0%	9.4%	24.5%	8.6%	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%	2.8%	4.2%	2.8%

Foreign exchange effect	-13.2%	-6.9%	-4.4%	3.9%	-5.4%	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%	3.6%	1.8%	2.1%

Total revenue growth	-13.2%	-21.7%	5.0%	19.9%	-2.6%	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%	4.8%	-0.3%	1.5%
CONTACT:  David Green
          President
          dgreen@harvardbioscience.com
          Tel: 508 893 8999
          Fax: 508 429 8478

          Chane Graziano
          CEO
          cgraziano@harvardbioscience.com

          Tom McNaughton
          CFO
          tmcnaughton@harvardbioscience.com